SEC File No: 000-29363
                                                           Cusip No: 72811P 10 2
                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

 (Check one):   |_|Form 10-K  |_| Form 10-KSB  |_|Form 20-F    |_| Form 11-K
                |X| Form 10-Q |_| Form10-D     |_| Form N-SAR  |_| Form N-CSR

For Period Ended:  March 31, 2008
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                        |_|Transition Report on Form 10-K
                        |_|Transition Report on Form 20-F
                        |_|Transition Report on Form 11-K
                        |_|Transition Report on Form 10-Q
                        |_|Transition Report on Form N-SAR
                        |_|For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Players Network
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Full Name of Registrant

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Former Name if Applicable

4260 Polaris Avenue
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Address of Principal Executive Office (Street and Number)

Las Vegas, NV  89103
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|_|      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|      (b) The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_|     (c)  The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Registrant has been unable to complete its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 within the prescribed time because of delays in completing the preparation of its financial statements and its management discussion and analysis. Therefore, the Registrant requires additional time in order to prepare and file its Form 10-Q.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Mark Bradley               (702) 895-8884
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(Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer
      is no, identify report(s).                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof ?                                   |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Players Network, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2008                  By /s/ Mark Bradley
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                                       Mark Bradley, Chief Executive Officer

                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).